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                                                                   EXHIBIT 10.1



                                                           April 14, 1998

Mr. Albert J. Costello
W. R. Grace & Co.
One Town Center Road
Boca Raton, FL   33486-1010

Dear Al:

         This letter amends your employment agreement, dated May 1, 1995 ("Employment Agreement"), with W. R. Grace & Co., a New York corporation, which was subsequently assigned to and assumed by W. R. Grace & Co., a Delaware corporation renamed Sealed Air Corporation ("Old Grace"). The amendments effected by this letter relate to the March 1998 separation of the flexible packaging businesses ("Packaging") from Grace Specialty Chemicals, Inc., a Delaware corporation renamed W. R. Grace & Co. ("New Grace").

         As you know, in conjunction with the separation of Packaging from New Grace, the contracts and obligations of Old Grace that related to the non-Packaging businesses of Old Grace were assigned to, and assumed by, New Grace. This letter confirms that your Employment Agreement was assigned to, and assumed by, New Grace, effective upon consummation of such separation, on the following terms:

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1. All references to "Company" in the Employment Agreement refer to New Grace and any successor thereto.

2. Except as expressly set forth above (or by any other applicable amendments), your Employment Agreement remains in full force and effect.

         Please confirm your agreement with the foregoing by signing the accompanying copy of this letter and returning it to Bob Lamm.


                                            Sincerely,





Accepted and agreed to:


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        Albert J. Costello

Date:
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